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                                                                   EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 16th day of September, 2002 by and between Instinet Group Incorporated, a Delaware corporation (the "Company"), and Andre-Francois Helier Villeneuve ("Executive").

                                  WITNESSETH:

         WHEREAS, Executive is currently employed by the Company as its Chairman;

         WHEREAS, the Company desires to continue the employment of Executive;

         WHEREAS, the Company and Executive entered into an Employment Agreement dated April 30, 2001, which the parties agree now is null and void, and is superseded in all respects by this Agreement;

         WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive's continued employment with the Company and Executive desires to accept such employment on the terms and conditions set forth herein;

         WHEREAS, the material terms of this Executive Employment Agreement have been approved by the Compensation Committee of the Company on July 17, 2002;

         WHEREAS, each of the Company and Executive agrees that Executive has had and will continue to have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates, and has established and developed and will continue to establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States and Europe (collectively, the "Restricted Territory"), all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates; and

         WHEREAS, (i) in the course of his employment with the Company, Executive has obtained and will continue to obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the Restricted Territory that could be used to compete unfairly with the Company and its Affiliates; (ii) Executive has and will continue to create and develop certain work products, inventions and other intellectual property which constitute an essential portion of the property of the Company and its Affiliates, (iii) the covenants and restrictions contained in Sections 8 through 14, inclusive, are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information and intellectual property; and (iv) Executive desires to be bound by such covenants and restrictions.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

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         l.       Agreement to Continue Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby continues the employment of Executive, and Executive hereby accepts such continued employment with the Company. The Company and Executive agree that their earlier Employment Agreement dated April 30, 2001 is null and void, and is superseded in all respects by this Agreement.

         2.       Term; Position and Responsibilities.

         (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on the date hereof (the "Commencement Date") and ending on November 30, 2004 (the "Term"). The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the "Employment Period." Termination of the Executive's employment at the expiration of the Term shall be deemed to be a Termination of the Executive by the Company Without Cause, as defined in Section 7(c) within, but no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(i)(B).

         (b) Position and Responsibilities. During the Employment Period, Executive shall serve as the executive Chairman of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as the Board of Directors of the Company (the "Board") specifies from time to time. Executive shall devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities for the Company (except for (i) vacation time as provided by Company policy and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive's civic responsibilities and, subject to the prior written approval of the Board and to compliance with the provisions of Sections 8 through 14, inclusive, service on boards of directors of no more than three other corporations and entities, provided that they do not compete directly or indirectly with the businesses of the Corporation, and
(B) such reasonable time as may be necessary from time to time for personal financial matters).

         3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $511,294.50, payable in installments on the Company's regular payroll dates. The Company shall review Executive's base salary annually during the period of his employment hereunder and, in its sole discretion, may adjust such base salary from time to time based upon such factors as the Compensation Committee of the Board (the "Compensation Committee") shall consider relevant. The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the "Base Salary".

         4.       Incentive Compensation Arrangements.

         (a) Annual Incentive Bonus. During the Employment Period and subject to the review and approval of the Compensation Committee, Executive shall be eligible to participate in the annual bonus program maintained by the Company for its senior executives.

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Provided that, except to the extent expressly provided otherwise in Sections
2(a) and/or 7(f), Executive's employment has not terminated prior to the date upon which annual bonuses are actually paid by the Company to its senior executives in respect of the previous fiscal year, Executive shall have the opportunity to receive an annual bonus under such program (the "Bonus"), which may be in cash, restricted stock, options or other non-cash compensation, in an amount to be determined by the Compensation Committee based on the achievement by the Company and Executive of such performance objectives as may be established from time to time by the Compensation Committee or other committee of the Board.

         (b) Option Grants. During the Employment Period, Executive shall be eligible to participate in the Instinet 2000 Stock Option Plan (as the same may be amended and in effect from time to time, the "2000 Option Plan") and any subsequent stock option plan maintained by the Company for its senior executives, subject to the review and approval of the Compensation Committee. The terms and conditions of all options to purchase shares of common stock granted to Executive under the 2000 Option Plan or under any prior or subsequent stock option plan maintained by the Company or its Affiliates (including any options granted to Executive prior to the Commencement Date) (collectively, the "Options"), including the grant, vesting, exercise, payment and all other terms of such Options, shall be governed by the terms of the stock option plan under which such Options were granted, as such plan or plans may be amended and in effect from time to time. A schedule of Executive's current Options is attached as Appendix A to this Agreement.

         5. Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time in which senior executives of the Company are eligible to participate, including to the extent maintained by the Company life, medical, dental, accidental and disability insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive's position and duties with the Company.

         6.       Perquisites and Expenses.

         (a) General. During the Employment Period, Executive shall be eligible to participate in all special benefit or perquisite programs of the Company generally available from time to time to senior executives of the Company, on the terms and conditions thereof as in effect from time to time.

         (b) Housing Allowance. Through May 31, 2003, the expiration date of Executive's current lease for his New York City dwelling, so long as the Company requires that Executive be available in New York City for a substantial portion of his time, the Company shall provide appropriate housing in New York City to Executive and his family at a cost not to exceed $25,000 per month, or a net cost (excluding taxes and other required withholdings) to the Company of $300,000 per year, the Executive's actual current New York City housing cost. Beginning June 1, 2003 and thereafter, so long as the Company requires that Executive be available in New York City for a substantial portion of his time, the Company shall provide appropriate housing in New York City to Executive and his family at an aggregate gross cost

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(including taxes and other required withholdings) to the Company not to exceed $300,000 per year. For purposes of this Section 6(b) and the foreign service supplement set forth in Section 6(c) below, Executive will be considered to be required to be available in New York City for a substantial portion of his duties if Executive's required availability is approximately the same as his periods of presence in New York City during the two-year period preceding the effective date of this Agreement.

         (c) Foreign Service Supplement. During the Employment Period, should the Company require that Executive be available in New York City for a substantial portion of his duties, then the Company shall pay Executive an amount, known as the "foreign service supplement," not to exceed $16,667 per month, to compensate Executive for the costs of living away from his primary residence.

         (d) Business Travel, Lodging, etc. During the Employment Period, the Company shall (i) reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder and (ii) reimburse Executive for no more than three round trips of his spouse and grandchild per year between London, England and New York City, in each case upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with terms and conditions of the Company's business expense reimbursement policy applicable to its senior executives as in effect from time to time.

         (e) Vacation. During the Employment Period, Executive shall be entitled to paid vacation on an annualized basis in the amount provided by Company policy, without carryover accumulation.

         (f) Automobile Entitlement. During the Employment Period, the Company shall contribute to Executive an amount not to exceed $12,000 per year for the lease or purchase of an automobile.

         (g) Perquisites Termination. All of the above perquisites will be provided to Executive only during the Employment Period, and will terminate upon Executive's Date of Termination (as such term is defined within at paragraph 7(e)(ii)).

         (h) Relocation Expenses. If Executive returns to Europe on a permanent basis during the Employment Period or within 60 days after the termination of the Employment Period, the Company will pay the reasonable relocation costs of Executive and his family.

         7.       Termination of Employment.

         (a) Termination Due to Death or Disability. Executive's employment may be terminated by the Company due to Executive's Disability. For purposes of this Agreement, Executive will be considered to have a Disability if he (i) becomes entitled to benefits under the Company's long term disability plan and (ii) is unable to perform his duties without reasonable accommodation. In the event that Executive's employment hereunder terminates due to his death or is terminated by the Company due to Executive's Disability, no termination benefits shall be payable to or in respect of Executive except as provided in
Section 7(f) (ii).

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         (b)      Termination by the Company for Cause. Executive's employment may be terminated by the Company for Cause. In the event of a termination of Executive's employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). For purposes of this Agreement, "Cause" means (i) the commission by the Executive of any act or omission that would constitute a crime under applicable federal, state or foreign law, (ii) the commission by the Executive of any act of moral turpitude, (iii) fraud, dishonesty or other acts or omissions by the Executive that result in a breach of any fiduciary or other material duty to the Company and/or its Affiliates, (iv) continued alcohol or other substance abuse by the Executive that renders the Executive incapable of performing his or her material duties to the satisfaction of the Company and/or its Affiliates, (v) any act or omission by the Executive that is a violation of any applicable federal or state or other securities law, regulation or rule or of any applicable rule or regulation of any self-regulatory organization, or
(vi) any failure by the Executive to act in the best interests of the shareholders of the Company. In general, whether or not a termination is for Cause shall be determined by the Compensation Committee or its delegee, in its, his or her sole discretion.

         (c) Termination Without Cause. Executive's employment may be terminated by the Company Without Cause (as defined below). In the event of a termination of Executive's employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(i). For purposes of this Agreement and the Options, a termination "Without Cause" shall mean a termination of Executive's employment by the Company other than due to Executive's death or Disability as described in Section 7(a) and other than for Cause as described in Section 7(b).

         (d) Termination by Executive. Executive may terminate his employment for any reason, including for Good Reason (as defined below). In the event of a termination of Executive's employment by Executive other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii) and in the event of a termination of Executive's employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(i). For purposes of this Agreement, a termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with the Company within 30 days following the occurrence, without Executive's consent, of any of the following events: (i) a material diminution in the Executive duties, authority, position or responsibilities;
(ii) a material decrease in the Executive's base pay, fees, incentive compensation opportunities, and/or employee benefits and perquisites; or (iii) a requirement that the Executive relocate his or her primary place of employment or service by more that 30 miles; provided that the Executive shall have given the Company or the relevant Affiliate of the Company notice of the event or events constituting Good Reason and the Company or such Subsidiary shall have failed to cure such event or events within 10 business days after receipt of such notice.

         (e)      Notice of Termination; Date of Termination.

         (i) Notice of Termination. Any termination by the Company pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive or the Company, as the case may be, is

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electing to terminate Executive's employment with the Company, stating the proposed effective date of such termination, indicating the specific provision of this Section 7 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

         (ii) Date of Termination. The term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by the Company for Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, and
(iii) if Executive's employment is terminated by the Company Without Cause, due to Executive's Disability or by Executive for any reason, the date specified in the applicable Notice of Termination provided that such date shall not be less than 30 days nor more than 60 days after the date on which Notice of Termination is given.

         (f)      Payments Upon Certain Terminations.

         (i) In the event of a termination of Executive's employment by the Company Without Cause or a termination by Executive of his employment for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive's estate) within 30 days of the Date of Termination his (x) full Base Salary through the Date of Termination, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 6(b) and (z) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the "Accrued Obligations"). In addition, in the event of any such termination of Executive's employment, provided Executive executes and delivers to the Company a Release and Discharge of Claims in a form acceptable to the Company, Executive (or, following his death, Executive's estate) shall be entitled to the following payments and benefits, as liquidated damages:

         (A) continued payments of the Base Salary, payable in installments in accordance with the Company's regular payroll policies, for the period beginning on the Date of Termination and ending on November 30, 2004 (the "Severance Period");

         (B) a portion of Executive's Bonus for the fiscal year of the Company that includes the Date of Termination, such portion to equal the product (such product, the "Pro Rata Bonus") of (1) the Bonus that would have been payable to Executive for such year had he remained employed for the entire fiscal year and had Executive and the Company each achieved (but not exceeded) the target performance objectives for such year established by the Board or a committee thereof, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365, such amount to be payable to Executive within five business days following the date (the "Bonus Payment Date") annual bonuses for such fiscal year are actually paid by the Company to its active executives;

         (C) payment of an amount equal to the product of (1) the Average Annual Bonus (as defined below) multiplied by (2) a fraction, the numerator of which is equal to

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   the total number of days (working or non-working) remaining between the Date of Termination and November 30, 2004, and the denominator of which is 365, such amount to be paid within five business days following the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination;

         (D) continued coverage during the Severance Period under the Company's medical insurance plans referred to in Section 5 (the "Continued Benefits") for Executive and his eligible dependents participating in such plans immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by senior executives of the Company under the terms of such plans as in effect from time to time.

         The term "Average Annual Bonus" means the average of the annual cash Bonuses plus the value at the time of award of any non-cash Bonuses paid to Executive under the Annual Incentive Bonus plan for each of the three complete fiscal years of the Company ending immediately prior to the Date of Termination during which Executive was employed by the Company or, if Executive has been employed by the Company for an aggregate period of less than three fiscal years, the average of the annual Bonuses paid to Executive by the Company under the Annual Incentive Bonus plan for Executive's period of employment.

         Executive shall not have a duty to mitigate the costs to the Company under this Section 7 (f) (i), nor shall any payments from Company to Executive of Base Salary, Average Annual Bonus and Pro Rata Bonus be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services. The foregoing notwithstanding, should Executive receive benefits coverage by a subsequent employer during the Severance Period, all health and medical benefits coverage provided by the Company to Executive shall immediately terminate.

         (ii) If Executive's employment shall terminate upon his death or Disability or if the Company shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Accrued Obligations within 30 days following the Date of Termination. In addition, if Executive's employment shall terminate upon his death or Disability during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Pro Rata Bonus, if any, in one lump sum within five business days following the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination.

         (iii) Except as specifically set forth in this Section 7(f), no benefits payable to Executive under any otherwise applicable plan, policy, program or practice of the Company or its Affiliates in which Executive was a participant during his employment with the Company or its Affiliates shall be limited by this Section 7(f), provided that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice).

         (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive's termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its Affiliates.

         8. Unauthorized Disclosure. During the period of Executive's employment with the Company and following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the appropriate performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of the Company or any of its Affiliates or to management of the Company or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the Company or any of its Affiliates or (b) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section 8).

         9. Non-Competition. During the period of Executive's employment with the Company and, following any termination thereof, the period ending on the later of (a) six months after the Date of Termination and (b) the last day of the Severance Period (such periods, collectively, the "Restriction Period"), Executive shall not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person that competes or has a reasonable potential for competing, anywhere in the Restricted Territory, with the Business (as defined below).

         10. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, anywhere in the Restricted Territory, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during which Executive was employed by the Company or (in the case of any such activity during the period of Executive's employment with the Company) or during the six-month period preceding such solicitation, employment or interference (in the case of any such activity after the date of Executive's termination of employment), other than any such solicitation or employment on behalf of the Company or its Affiliates during Executive's employment with the Company, or (ii) induce any employee of the Company or its Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 or to terminate his employment with the

Company. For purposes of this Section 10 and Section 11, the terms "solicit" and "solicitation" mean any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

         11. Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, anywhere in the Restricted Territory, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its Affiliates with any Person which is or was a customer, client or distributor of the Company or any of its Affiliates at any time during which Executive was employed by the Company (in the case of any such activity during the period of Executive's employment with the Company) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the date of Executive's termination of employment), other than any such solicitation on behalf of the Company or any of its Affiliates during Executive's employment with the Company.

         12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to the Company all of the property of the Company and its Affiliates and the non-personal documents and data of any nature and in whatever medium of each of the Company and its Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

         13. Work Product. Executive agrees to disclose in confidence to the Company any and all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases and trade secrets (including, but not limited to, market information and marketing designs, proposals and concepts) (all taken together, the "Developments") that Executive makes, conceives, first reduces to practice, or creates, either alone or jointly with others while Executive is employed by the Company and that: (a) result from any work performed by Executive for the Company, whether or not in the normal course of Executive's duties or during normal business hours; (b) reasonably relate to the actual or anticipated business, services, products, research or development of Executive; or (c) are developed with the use of the Company time, equipment, supplies or facilities. Executive must promptly disclose Developments to the Company whether or not such Developments are patentable, copyrightable or protectible as trade secrets. Executive understands and agrees that all Developments shall be the sole and exclusive property of the Company and shall constitute "work made for hire" (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. Section 101) with the Company being the person for whom the work was prepared and that all intellectual property rights therein shall be the sole and exclusive property of the Company, and that in the event that any such Development is deemed not to be a "work made for hire," Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Development throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. Executive agrees to sign any documents and to do all things necessary, without additional compensation, whether during Executive's employment or after, to assist the Company to register, perfect, maintain and/or enforce the Company's rights in any Development, including without limitation any patent, copyright, trade secret or other right or interest.

         14. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8, 9, 10, 11, 12, 13 and 14 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Company and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, and the Federal courts of the United States of America, in each case located in New York City in respect of the injunctive remedies set forth in this Section 14 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12, 13 and 14 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 14, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this
Section 14. All disputes not relating to any request or application for injunctive relief in accordance with this Section 14 shall be resolved by arbitration in accordance with Section 17 (b).

         Notwithstanding any other provision hereof, the Company's obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7(f) is subject to Executive's compliance with his obligations under Sections 8 through 14, inclusive.

         15. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         16. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

         17.      Miscellaneous.

         (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this
Section 17(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 15.

         (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 14) shall be resolved by binding arbitration. The arbitration shall be held in New York City and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Company, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions.

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

         (d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

         (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

         (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

         (A)      If to the Company, to it at:

                  Office of the General Counsel
                  Instinet Group Incorporated
                  3 Times Square
                  New York, New York 10036

         (B) if to Executive, to him at his residential address as currently on file with the Company.

         (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive's employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

         (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

         (k)      Certain Definitions.

         "Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

         "Business": means the creation and delivery of transactional products and products related to the financial services sector and brokerage services related thereto delivered largely, but not exclusively, through advanced technology, that permit or aid the Company's customers to invest in, purchase and sell securities (whether fixed income or equity, both during normal market hours and after hours), and any and all other businesses that after the date hereof, and from time to time during the Employment Period, are material with respect to the Company's and its Affiliates' businesses.

         "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         "Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

         "Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

         "Successor": of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

         IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                   INSTINET GROUP INCORPORATED

                                   By: /s/ Paul A. Merolla
                                       ---------------------------------
                                       Name:  Paul A. Merolla
                                       Title: Executive Vice President
                                              and General Counsel

                                   Executive:

                                       /s/ Andre-Francois Helier Villeneuve
                                       ------------------------------------
                                       ANDRE-FRANCOIS HELIER VILLENEUVE